                                                                    EXHIBIT 99.4


                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements give effect to the consummation of our acquisitions of AFSA Data Corporation ("AFSA" or the "AFSA Acquisition") in June 2002 and Lockheed Martin IMS Corporation in August 2001 (the "IMS Acquisition"). The unaudited pro forma combined balance sheet as of March 31, 2002 set forth below presents the financial position of ACS as if the AFSA Acquisition had occurred on March 31, 2002. The unaudited pro forma combined statement of income for the nine months ended March 31, 2002 and the fiscal year ended June 30, 2001 set forth herein present the results of operations of ACS for such period as if the IMS Acquisition and the AFSA Acquisition had occurred as of July 1, 2000. The unaudited pro forma combined balance sheet as of March 31, 2002 combines, with appropriate adjustments, ACS' unaudited consolidated balance sheet as of March 31, 2002 and AFSA's unaudited consolidated balance sheet as of March 31, 2002. The unaudited pro forma combined statement of income for the nine months ended March 31, 2002 combines, with appropriate adjustments, ACS' unaudited consolidated results of operations for the nine months ended March 31, 2002, IMS' unaudited consolidated results of operations for the month of July 2001, and AFSA's unaudited consolidated results of operations for the nine months ended March 31, 2002. The unaudited pro forma combined statement of income for the fiscal year ended June 30, 2001 combines, with appropriate adjustments, ACS' audited consolidated results of operations for the fiscal year ended June 30, 2001, IMS' unaudited consolidated results of operations for the twelve months ended June 30, 2001 and AFSA's unaudited consolidated results of operations for the twelve months ended June 30, 2001. Certain reclassifications were made to conform IMS' and AFSA's historical financial statements to ACS' historical financial statements.

The IMS Acquisition was completed in August 2001 and the AFSA Acquisition was completed in June 2002. As such, the unaudited pro forma combined financial statements reflect the application of Statement of Financial Accounting Standard No. 141 "Business Combinations" ("SFAS 141") to this transaction. SFAS 141 applies to all business combinations consummated after June 30, 2001 and requires the purchase method of accounting. SFAS 141 also establishes new criteria for determining whether intangible assets should be recognized apart from goodwill. ACS also adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") effective July 1, 2001. SFAS 142 provides that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested for impairment annually. Therefore, no amortization of goodwill and indefinite lived intangible assets arising from the IMS Acquisition or the AFSA Acquisition has been reflected in the unaudited pro forma combined statement of income.

The unaudited pro forma combined financial statements have been prepared on the basis of preliminary assumptions and estimates. The pro forma adjustments represent ACS' preliminary determinations of these adjustments and are based on available information and certain assumptions ACS considers reasonable under the circumstances. Final amounts could differ from those set forth herein and, in the case of the AFSA Acquisition, are subject to finalization of a third party valuation. The unaudited pro forma combined financial statements may not be indicative of the results of operations that would have been achieved if the IMS Acquisition or the AFSA Acquisition had been effected on the dates indicated or which may be achieved in the future. The unaudited pro forma combined financial statements and notes thereto should be read in conjunction with "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the annual consolidated financial statements of ACS, IMS and AFSA appearing in ACS' Annual Report on Form 10-K or elsewhere herein.

               AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2002
                                 (IN THOUSANDS)



                                                                 HISTORICAL                     PROFORMA
                                                          -----------------------   -------------------------------
                                                             ACS          AFSA      ADJUSTMENTS           COMBINED
                                                          ----------   ----------   -----------          ----------
    ASSETS
Current Assets:
     Cash and cash equivalents                            $   45,201   $    3,044   $  (33,357)  (a)(b)   $   14,888
     Accounts receivable, net                                658,283       64,193      (29,305)    (c)       693,171
     Inventory                                                11,561          476         (375)    (e)        11,662
     Prepaid expenses and other current assets                99,055        6,836          (12)    (d)       105,879
     Deferred taxes                                            2,793           --           --                 2,793
                                                          ----------   ----------    ----------           ----------
         Total current assets                                816,893       74,549      (63,049)              828,393

Property and equipment and software, net                     334,639       39,321       (4,019)    (e)       369,941
Goodwill, net                                              1,458,473       17,039      296,556     (e)     1,772,068
Other intangibles, net                                       161,902           --       48,331     (e)       210,233
Long-term investments and other assets                        43,804       74,260      (69,171)   (d)(e)      48,893
                                                          ----------   ----------    ----------           ----------

           Total assets                                   $2,815,711   $  205,169   $  208,648            $3,229,528
                                                          ==========   ==========    ==========           ==========

    LIABILITIES AND STOCKHOLDERS'  EQUITY
Current Liabilities
     Accounts payable                                     $   49,691   $    7,800   $       --            $   57,491
     Accrued compensation and benefits                        90,209           --        1,250     (e)        91,459
     Other accrued liabilities                               192,394       12,205       (3,688)   (c)(e)     200,911
                                                                                                   (f)
     Income taxes payable                                     12,385           --           --                12,385
     Deferred taxes                                            2,058           --           --                 2,058
     Current portion of long-term debt                           825           --           --                   825
     Current portion of unearned revenue                      36,913           --           --                36,913
                                                          ----------   ----------    ----------           ----------
     Total current liabilities                               384,475       20,005       (2,438)              402,042

Convertible notes                                            316,990           --           --               316,990

Long-term debt                                                   204           --      396,250     (a)       396,454
Deferred taxes                                                85,154           --           --                85,154

Other long-term liabilities                                   16,314           --           --                16,314
                                                          ----------   ----------    ----------           ----------
     Total liabilities                                       803,137       20,005      393,812             1,216,954
                                                          ----------   ----------    ----------           ----------
Commitments and contingencies

Stockholders' equity:
  Common stock                                                   658            1           (1)    (g)           658
  Additional paid-in capital                               1,319,586        5,164       (5,164)    (g)     1,319,586
  Retained earnings                                          692,298      179,999     (179,999)    (g)       692,298
  Accumulated other comprehensive income, net                     32           --           --                    32
                                                          ----------   ----------    ----------           ----------
    Total stockholders' equity                             2,012,574      185,164     (185,164)            2,012,574
                                                          ----------   ----------    ----------           ----------

    Total liabilities and stockholders' equity            $2,815,711   $  205,169   $  208,648           $3,229,528
                                                          ==========   ==========    ==========           ==========


The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

               AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                    FOR THE NINE MONTHS ENDED MARCH 31, 2002
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                 HISTORICAL                             PROFORMA
                                    -----------------------------------------------------------------------
                                       ACS        IMS (n)       AFSA (n)    ADJUSTMENTS           COMBINED
                                    ----------   ----------    ----------   -----------          ----------
Revenues                            $2,206,133   $   51,653    $  209,077    $  (85,262)   (h)   $2,381,601

Operating expenses:
    Wages and benefits                 976,180       21,964        93,848         2,738    (i)    1,094,730
    Services and supplies              638,274       20,603        37,128       (85,262)   (h)      610,743
    Rent, lease and maintenance        206,675        3,924        10,407             -             221,006
    Depreciation and amortization       78,804        3,546         6,954        (1,785)   (j)       87,519
    Other operating expense             21,896       (2,733)        8,918             -              28,081
                                    ----------   ----------    ----------    ----------          ----------
        Total operating expenses     1,921,829       47,304       157,255       (84,309)          2,042,079

Operating income                       284,304        4,349        51,822          (953)            339,522

Interest expense                        25,971            -             -        13,244    (k)       39,215
Other non-operating income               6,825         (161)       (1,899)        2,418    (l)        7,183
                                    ----------   ----------    ----------    ----------          ----------
    Pretax profit                      251,508        4,510        53,721       (16,615)            293,124

Income tax expense (benefit)            90,005        2,327        21,914        (4,324)   (m)      109,922
                                    ----------   ----------    ----------    ----------          ----------

    Net income                      $  161,503   $    2,183    $   31,807    $  (12,291)         $  183,202
                                    ==========   ==========    ==========    ==========          ==========


Earnings per common share:

    Basic                           $     1.41                                                   $     1.60
                                    ==========                                                   ==========

    Diluted                         $     1.27                                                   $     1.43
                                    ==========                                                   ==========

Shares used in computing
earnings per common share:

    Basic                              114,253                                                      114,253

    Diluted                            135,553                                                      135,553

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

               AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                        FOR THE YEAR ENDED JUNE 30, 2001
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)





                                                    HISTORICAL                              PROFORMA
                                    -----------------------------------------    --------------------------------
                                        ACS           IMS (n)       AFSA (n)     ADJUSTMENTS           COMBINED
                                    -----------    -----------    -----------    -----------          -----------
Revenues                            $ 2,063,559    $   620,832    $   255,660    $  (104,500)   (h)   $ 2,835,551
Operating expenses:
    Wages and benefits                  904,684        224,642        118,892          2,461    (i)     1,250,679
    Services and supplies               598,797        253,114         41,563       (104,500)   (h)       788,974
    Rent, lease and maintenance         223,679         43,634         13,468              -              280,781
    Depreciation and amortization        93,617         39,361          8,705        (19,157)   (j)       122,526
    Other operating expenses             19,056          3,559         11,381              -               33,996
                                    -----------    -----------    -----------    -----------          -----------
       Total operating expenses       1,839,833        564,310        194,009       (121,196)           2,476,956

Operating income                        223,726         56,522         61,651         16,696              358,595

Interest expense                         23,742            135              -         49,613    (k)        73,490
Other non-operating income              (21,076)          (560)        (4,194)        12,883    (l)       (12,947)
                                    -----------    -----------    -----------    -----------          -----------
    Pretax profit                       221,060         56,947         65,845        (45,800)             298,052

Income tax expense (benefit)             86,768          2,624         27,467           (618)   (m)       116,241
                                    -----------    -----------    -----------    -----------          -----------

    Net income                      $   134,292    $    54,323    $    38,378    $   (45,182)         $   181,811
                                    ===========    ===========    ===========    ===========          ===========

Earnings per common share:

    Basic                           $      1.35                                                       $      1.82
                                    ===========                                                       ===========

    Diluted                         $      1.23                                                       $      1.64
                                    ===========                                                       ===========

Shares used in computing
earnings Per common share:

    Basic                                99,758                                                            99,758
    Diluted                             116,456                                                           116,456



The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

         NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

In June 2002, Affiliated Computer Services, Inc. ("ACS") acquired AFSA Data Corporation ("AFSA" or the "AFSA Acquisition"). Under the terms of the agreement, we paid $410 million at closing. In addition, ACS accrued related transaction costs of approximately $15.6 million. The cash purchase price of $410 million was funded from a combination of a new $375 million 18-month interim facility from Goldman, Sachs & Co. and Wells Fargo N.A., borrowings on our existing revolving credit facility, and existing cash on hand.

AFSA is the nation's largest educational services company, servicing a student loan portfolio of 8.1 million borrowers with outstanding loans of approximately $85 billion. Additionally, AFSA is a leading business process outsourcer for federal, state and local governments for a variety of health and human services programs, including Medicare, Medicaid, children's health insurance programs
(CHIP) and welfare-to-workforce services.

In August 2001, we acquired Lockheed Martin IMS Corporation ("IMS"). Under the terms of the agreement (the "IMS Acquisition"), we paid $825 million at closing and accrued related transaction costs of approximately $12 million. The cash purchase price of $825 million was initially funded from a combination of a $550 million 18-month interim facility from Bear, Stearns & Co. Inc. and Wells Fargo, N.A., $229 million from available cash and $46 million from our existing revolving credit facility. In connection with the foregoing, we amended our existing revolving credit facility in order to adjust certain covenants to permit the IMS Acquisition. The IMS interim facility was repaid in October 2001 with the proceeds from the offering of 18.4 million shares of our Class A Common Stock at $40.50 per share.

IMS partners with more than 230 state and local government agencies in 45 U.S. states, the District of Columbia, Canada, Australia, and Europe. IMS specializes in child support enforcement, welfare and workforce services, child care management, electronic toll collection, and other intelligent transportation services involving the trucking industry, photo enforcement of red-light and speeding violations, parking management, and information technology outsourcing.

The unaudited pro forma combined balance sheet presents the combined financial position of ACS and AFSA as of March 31, 2002 assuming the AFSA Acquisition had occurred as of that date. Such pro forma information is based upon ACS' unaudited consolidated balance sheet as of March 31, 2002 and AFSA's unaudited balance sheet as of March 31, 2002.

The unaudited pro forma combined statements of income are presented for the nine months ended March 31, 2002 and the year ended June 30, 2001 assuming the acquisition occurred as of July 1, 2000. The unaudited pro forma combined statement of income for the nine months ended March 31, 2002 combines ACS' unaudited statement of income for the nine months ended March 31, 2002, IMS' unaudited consolidated results of operations for the month of July 2001, and AFSA's unaudited consolidated results of operations for the nine months ended March 31, 2002. The unaudited pro forma combined statement of income for the year ended June 30, 2001 combines ACS' audited statement of income for the fiscal year ended June 30, 2001, IMS' unaudited consolidated results of operations for the twelve months ended June 30, 2001 and AFSA's unaudited consolidated results of operations for the twelve months ended June 30, 2001.

The unaudited pro forma balance sheet and combined statement of income reflect the preliminary purchase price allocation of AFSA and is subject to change, pending finalization of the third party valuation of the assets acquired. Certain reclassifications were made to conform AFSA's and IMS's historical statements to ACS' historical financial statements.

NOTE 2. ACCOUNTING POLICIES

The AFSA Acquisition was completed in June 2002. The unaudited pro forma combined financial statements reflect the application of Statement of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141") to this transaction. The provisions of SFAS 141 are applicable for all business combinations consummated after June 30, 2001. We adopted SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") effective July 1, 2001. In accordance with SFAS No. 142, no amortization of goodwill or indefinite lived intangible assets arising from the AFSA acquisition has been reflected in the unaudited pro forma combined statement of income. Assuming the transaction occurred as of March 31, 2002, a summary of the net assets acquired, subject to the finalization of a third party valuation, is as follows (in thousands):

               Current assets, net                                  $      23,253
               Other long-term assets                                       5,089
               Property, equipment and software, net                       35,302
               Customer contracts                                          48,331
               Goodwill                                                   313,595
                                                                    -------------

               Total purchase price, including
                 related transaction costs                          $     425,570
                                                                    =============

The IMS Acquisition was completed in August 2001. The unaudited pro forma combined financial statements reflect the application of SFAS 141 to this transaction, and in accordance with SFAS No. 142, no amortization of goodwill or indefinite lived intangible assets arising from the IMS acquisition has been reflected in the unaudited pro forma combined statement of income. The ACS historical amounts shown in the pro forma combined balance sheet include the net assets acquired in the IMS acquisition. A third party valuation of these assets was completed in the third quarter of fiscal year 2002. A summary of the net assets acquired is as follows (in thousands):

               Current assets, net                                  $      21,857
               Other long-term assets                                       2,826
               Property, equipment and software, net                       50,972
               Customer contracts                                          64,300
               Goodwill                                                   697,045
                                                                    -------------

               Total purchase price, including
                 related transaction costs                          $     837,000
                                                                    =============

NOTE 3.  DEBT ISSUANCE

In June 2002, in order to fund the AFSA Acquisition, we borrowed $375 million under an 18-month interim facility led by Goldman, Sachs & Co. and Wells Fargo, N.A. ("AFSA Interim Facility"), which bears interest at LIBOR plus 1.0%, or 2.84% as of the date of this report. In addition, we borrowed approximately $21 million under our existing $450 million revolving credit facility ("Credit Facility"), which bears interest at LIBOR plus 0.625%, or 2.47% as of the date of this report. The remainder of the purchase price was funded from available cash.

In August 2001, in order to fund the IMS Acquisition, we borrowed $550 million under an 18-month interim facility led by Bear, Stearns & Co. Inc. and Wells Fargo, N.A. ("IMS Interim Facility"), which bore interest at LIBOR plus 1.43%. In addition, we borrowed $46 million under our Credit Facility. The remainder of the purchase price was funded from available cash. The IMS Interim Facility was repaid in October 2001 with the proceeds from the offering of 18.4 million shares of our Class A Common Stock at $40.50 per share.

NOTE 4.  PRO FORMA ADJUSTMENTS

The pro forma combined balance sheet has been prepared to reflect the AFSA Acquisition by ACS for an aggregate cash purchase price of $410 million plus transaction costs. Pro forma adjustments are made to the balance sheet to reflect:

(a) Payment of the cash purchase price of $410 million. The cash purchase price was funded from the $375 million of borrowings under the AFSA Interim Facility described in Note 3 above, available cash of $14 million and borrowings of $21 million under the Credit Facility.

(b) Subject to the contractual provisions of the purchase and sale agreement, there was a minimum level of net assets to be delivered to ACS at the time of closing. Since the March 31, 2002 net assets was in excess of this threshold, an $18 million adjustment was made to reduce the assets to the amount stipulated in the purchase and sale agreement. In addition, the amount reflects payment of approximately $1.7 million of transaction costs (see note (f) below).

(c) Since 1993, AFSA has provided subcontractor services to ACS' largest client, the Department of Education, which is expected to represent approximately 5% of ACS' fiscal year 2002 consolidated revenues. Additionally, this contract was extended to September 2006 in October 2001 and in exchange for this extension certain price reductions were given to the Department of Education. Adjustment relates primarily to the elimination of AFSA's revenue from ACS and ACS' corresponding payable to AFSA.

(d) Elimination of assets, including a $74 million note receivable owed to AFSA by its parent and prepaid insurance premiums that were retained by the parent company of AFSA (FleetBoston Financial Corporation).

(e) The preliminary allocation of the purchase price to the estimated fair value of the net assets at the acquisition date. This allocation primarily consisted of a $4.0 million adjustment to fixed assets, of which $4.4 million was reclassed to a note receivable from customer, a $0.4 million reduction in inventory, and the recognition of an additional $345 million in intangible assets comprised of $297 million in additional goodwill and $48 million in amortizable customer contracts. Adjustment also includes approximately $12.0 million of liabilities assumed under the purchase and sale agreement. ACS has retained a third party to complete a valuation of the AFSA assets, and as a result, the preliminary allocations are subject to change.

(f) Transaction costs (i.e. legal, investment banking and filing fees) associated with the AFSA Acquisition are estimated to be $15.6 million. Approximately $1.7 million of these transaction costs were paid at closing.

(g)      Elimination of net equity of AFSA.

Pro forma adjustments are made to the statement of income to reflect:

(h) Elimination of revenues recognized by AFSA for subcontractor payments from ACS for the Department of Education contract, and elimination of corresponding expense recognized by ACS (see Note 4(c)).

(i) Increase in wages and benefits due to AFSA retirement plan expenses not included in AFSA's historical financial statements.

(j) Net effect in depreciation and amortization expense resulting from the following adjustments:

                  AFSA Acquisition

                  The $4.0 million adjustment to fixed assets and software to reflect their fair market value (including a $4.4 million reclass of software to notes receivable from customer), a change in fixed asset and software useful lives and the $48 million purchase price allocation to intangible assets related to AFSA's customer contracts. The estimated weighted-average life of this intangible asset is approximately 11 years.

                  IMS Acquisition

                  The $47 million reduction of fixed assets and software to reflect their fair market value, a change in fixed asset and software useful lives and the $64 million purchase price allocation to intangible assets related to IMS' customer contracts. The estimated weighted-average life of this intangible asset is approximately 11 years.

(k)      An increase in interest expense related to the following borrowings:

                  AFSA Acquisition

                  The increase in interest expense is related to borrowings under the AFSA Interim Facility and the Credit Facility assuming the debt was issued as of the beginning of each period presented. Borrowings under the AFSA Interim Facility bear interest at LIBOR plus 1.0%, or 2.84% as of the date of this report. Borrowings under the Credit Facility bear interest at LIBOR plus 0.625%, or 2.47% as of the date of this report. As a result of funding the AFSA acquisition with variable rate debt, a 1/8% variance in interest rates would have a $0.2 million and $0.3 million impact on the net income for the nine months ended March 31, 2002 and the fiscal year ended June 30, 2001.

                  IMS Acquisition

                  The increase in interest expense is related to borrowings under the IMS Interim Facility and Credit Facility assuming the debt was issued as of the beginning of each period presented. Borrowings under the IMS Interim Facility in the amount of $550 million bear interest at LIBOR plus 1.43%, 3.27% as of the date of this report. Borrowings under the Credit Facility in the amount of $46 million also bear interest at LIBOR plus 1.43%, 3.27% as of the date of this report. As a result of funding the IMS Acquisition with variable rate debt, a 1/8% variance in interest rates would have an approximate $0.3 million and $0.5 million impact on net income for the nine months ended March 31, 2002 and the fiscal year ended June 30, 2001, respectively. The IMS Interim Facility was repaid in October 2001 with the proceeds from the offering of 18.4 million shares of our Class A Common Stock at $40.50 per share.

                  Had this offering been effective as of July 2000 (under the same general terms), then the pro forma fully diluted earnings per share would be reduced by approximately $0.08 and $0.06, for the year ended June 30, 2001 and the nine-month period ended March 30, 2002, respectively.

(l) Reduction in interest income related to the use of $229 million of available cash to fund the IMS Acquisition. Available cash earned interest at 4.0% for the fiscal year ended June 30, 2001 and the one-month ended July 31, 2001. In addition, the adjustment also reflects the elimination of interest earned on AFSA's note receivable from its parent. Interest earned by AFSA totaled $2 million in the nine months ended March 31, 2002 and $4 million for the fiscal year ended June 30, 2001.

(m) Adjustment to income taxes on a combined basis to reflect the ACS effective tax rates of 37.5% for the nine months ended March 31, 2002 and 39% for the fiscal year ended June 30, 2001.

(n) Includes approximately $1 million and $14 million overhead allocation from the parent of IMS for the nine months ended March 31, 2002 and the year ended June 20, 2001, respectively, and approximately $5 million and $4 million of overhead allocation from the parent of AFSA for the nine months ended March 31, 2002 and the fiscal year ended June 30, 2001, respectively.

NOTE 5. EARNINGS PER SHARE

In accordance with Statement of Financial Accounting Standard No. 128, "Earnings per Share," the following table (in thousands except per share amounts) sets forth the computation of basic and diluted earnings per share.

                                                          NINE MONTHS ENDED         FISCAL YEAR ENDED
                                                            MARCH 31, 2002            JUNE 30, 2001
                                                       -----------------------   -----------------------
                                                       HISTORICAL   PRO FORMA    HISTORICAL   PRO FORMA
                                                       ----------   ----------   ----------   ----------
Numerator:
Numerator for earnings per share (basic)
Income available to common stockholders                $  161,503   $  183,202   $  134,292   $  181,811
Effect of dilutive securities:
Convertible debt                                           10,556       10,556        9,036        9,036
                                                       ----------   ----------   ----------   ----------

Numerator for earnings per share assuming
Dilution - income available to common stockholders     $  172,059   $  193,758   $  143,328   $  190,847
                                                       ==========   ==========   ==========   ==========

Denominator:
Weighted average shares outstanding (basic)               114,253      114,253       99,758       99,758
Effect of dilutive securities:
Convertible debt                                           17,359       17,359       13,354       13,354
Stock options                                               3,941        3,941        3,344        3,344
                                                       ----------   ----------   ----------   ----------
Total potential common shares                              21,300       21,300       16,698       16,698
                                                       ----------   ----------   ----------   ----------
Denominator for earnings per share assuming dilution      135,553      135,553      116,456      116,456
                                                       ==========   ==========   ==========   ==========
Earnings per common share (basic)                      $     1.41   $     1.60   $     1.35   $     1.82
                                                       ==========   ==========   ==========   ==========
Earnings per common share assuming dilution            $     1.27   $     1.43   $     1.23   $     1.64
                                                       ==========   ==========   ==========   ==========